Exhibit 10.29

7000 Shoreline Court, Suite 371

South San Francisco, CA  94080

(650) 800-3636

www.achaogen.com

February 11, 2017

Janet Dorling

[Address]

Dear Janet:

I am pleased to offer you a position with Achaogen, Inc. (the “Company”), as Executive Vice President, Chief Commercial Officer reporting directly to me.  Your position with the Company pursuant to the terms and conditions of this letter will commence no later than February 27, 2017 (the “Start Date”).  You will have duties and responsibilities, consistent with your position within the Company, as will reasonably be assigned to you by me.  You agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company.  Furthermore, while employed by the Company, you agree to not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the CEO and Board of Directors.

The Company reserves the right to conduct background and reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a clearance of such a background investigation and reference check.

Salary.  While employed by the Company, you will receive as compensation for your services a base salary at the annualized rate of three hundred and eighty thousand dollars ($385,000).  Your salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to annual review and the usual, required withholding.

Performance Bonus.  In addition to your base salary, you will be eligible to receive a bonus of up to 40% of your base salary (prorated for tenure in 2017) based upon yours and the Company’s performance, as determined by the Company, against specific milestones to be defined by the Company.  Your bonus will be determined based on corporate performance with respect to 70% and individual performance with respect to 30%. You must be employed at the time of payment to be eligible to receive this bonus.

Stock Option.  Subject to approval by the Board of Directors, you will be granted options to purchase one hundred and thirty thousand (130,000) shares of the Company's common stock (the “Stock Option Grant”) comprised of two separate grants to purchase 104,000 shares (the “Time-Based Option”) and 26,000 shares (the “Performance-Based Option”), with different vesting schedules as described below.

The Time-Based Option will have a per share exercise price equal to the closing trading price per share of the Company’s common stock as of the date of the grant and, subject to your continued service the Company through each vesting date, the Option will vest in accordance with the following vesting schedule:

• 1/4th of the shares subject to the Option will vest on the first anniversary of your employment start date (such start date, the "Vesting Commencement Date"); and

• 1/48th of the shares subject to the Option will vest on each of the next 36 months thereafter on the same day of the month as the Vesting Commencement Date.

The Performance-Based Option will also have a per share exercise price equal to the closing trading price per share on the date of grant and, subject to your continued service with the Company through each vesting date, the Performance Option will vest in accordance with a vesting schedule to be determined in Q1 2017 by the Board of Directors’ Compensation Committee and will be consistent with the rest of the executive team for 2017.

The Option will be subject to the terms and conditions of one of the Company’s current equity incentive plans pursuant to which it is granted and the applicable option agreement between you and the Company, both of which are incorporated herein by reference.

Restricted Stock Units (RSUs). Subject to approval by the Board of Directors, you will be granted awards of ten thousand (10,000) RSUs (the “RSU Grant”), comprised of two separate grants of 8,000 RSUs (the “Time-Based RSUs”) and 2,000 RSUs (the “Performance-Based RSUs”), with different vesting schedules as described below. Each RSU entitles you to receive one share of the Company common stock upon vesting.

Subject to your continued service with the Company through each vesting date, the Time-Based RSUs will vest in accordance with the following vesting schedule:

• 1/4th of the total number of Time-Based RSUs initially subject to the grant will vest on each of the first four anniversaries of the vesting commencement date, which will be one of the pre-established quarterly vesting dates and will be set forth in the RSU agreement evidencing your grant.

Subject to your continued service with the Company through each vesting date, the Performance-Based RSUs will vest in accordance with a vesting schedule to be determined in Q1 2017 by the Board of Directors’ Compensation Committee and will be consistent with the rest of the executive team for 2017.

The RSUs will be subject to the terms and conditions of one of the company’s current equity incentive plans and an RSU agreement to be entered into between you and the Company, both of which are incorporated herein by reference.

Severance Agreement. In connection with your commencement of employment with the Company, you are eligible to enter into the Change in Control Severance Agreement attached to this offer letter as Exhibit A.

Employee Benefit Plans. As a Company employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as they may exist from time to time.

At-Will Employment.  You should understand that your employment with the Company is “at-will” and is for no specified period.  As a result, you are free to resign at any time, for any reason, with or without cause.  Similarly, the Company is free to conclude its employment relationship with you at any time, for any reason, with or without cause.  This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the "at-will" nature of your employment may only be changed in an express writing signed by you and the CEO.

Confidential Information/Arbitration.  You will be required to sign and comply with the attached At‑Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) as a condition of your employment. The Confidentiality Agreement requires, among other things, the assignment of patent rights to any invention made during your employment at the Company and non‑disclosure of Company proprietary information.  We also ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  You further agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Federal Immigration.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Arbitration of Disputes.  In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall be responsible for the arbitrator's fees and costs to the extent they exceed any fee or cost that the Company would be required to bear if the action were brought in an applicable federal or state court.  Please note that we must receive your signed Agreement before your first day of employment

Governing Laws.  This letter will be governed by the laws of the state of California, with the exception of its conflict of laws provisions.

This offer letter, the Confidentiality Agreement or existing confidential information agreement, as applicable, between you and the Company, as well as the equity incentive plan and stock option agreement related to the Option, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior representations or agreements and any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral.  This letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by the Board (or its authorized designee) and you.

To confirm your acceptance and agreement to the terms set forth in this offer letter please sign, date, and return this letter to me.  Please call Zeryn Sarpangal, at (***) if you have any questions.

I am excited to welcome you to the Company, and I look forward to your participation in the Company’s future success.

Sincerely,

/s/ Blake Wise_______________

Blake Wise

Chief Operating Officer

Achaogen, Inc.

Accepted and agreed to this_13____ day of__February_______, 2017

/s/ Janet Dorling______________

Signature – Janet Dorling

_February 27, 2017_____________

Agreed Start Date

Enclosures:At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement